EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Alimera Sciences, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Alimera Sciences, Inc. on Forms S-8 (File No. 333-166822, File No. 333-173095, File No. 333-180567, File No. 333-187600, File No. 333-194381, File No. 333-201606 and File No. 333-209035) and Form S-3 (File No. 333-184996, File No. 333-194382 and File No. 333-198044).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 15, 2016